Exhibit 1

SUMMARY SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2013

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	36	0.625 - 6.185 or 3M USD-Libor + 42 bps	2014-2022	13 620.0	10 134.2	10 598.8
Australian dollars	18	5.625 - 6.000	2014-2020	3 300.0	2 302.8	2 269.3
Brazilian real	1	7.530 - Coupon in USD	2015	409.2	184.4	125.6
Swiss francs	4	1.875 - 3.375	2014-2020	775.0	502.0	631.3
EUR	20	1.125 - 3.000 or 6M EUR-Libor + 25bp	2014-2035	3 462.8	3 462.8	3 762.8
Pound Sterling	6	1.625 - 3.375 or 12m GBP-Libor flat	2014-2016	1 150.0	1 430.4	1 379.4
Hong Kong dollars	3	2.280 - 3.350 or 3M HKD-Libor+31bp	2014	2 950.0	271.1	275.9
Japanese yen	7	0.000 - 4.000	2018-2033	11 000.0	76.5	76.0
New Zealand dollars	3	5.500 - 7.500	2014-2018	300.0	142.7	179.0
Total	98				18 506.9	19 298.0

(1)	The equivalent in EUR is computed using the exchange rate at trade date.
(2)	The equivalent in EUR is computed using the exchange rate at December 31, 2013.

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2013

(IN MILLIONS OF EUR(1))

Currency	2014	2015	2016	2017	2018	2019 and after	Total
U.S. dollars	2 339.7	2 334.9	1 812.8	2 284.1	1 812.8	14.5	10 598.8
Australian dollars	778.1	1 167.1	—	—	—	324.2	2 269.3
Brazilian real	—	125.6	—	—	—	—	125.6
Swiss francs	488.8	—	—	—	—	142.6	631.3
EUR	200.0	—	—	—	1 125.9	2 436.9	3 762.8
Pound Sterling	359.8	719.7	299.9	—	—	—	1 379.4
Hong Kong dollars	275.9	—	—	—	—	—	275.9
Japanese yen	—	—	—	—	34.5	41.5	76.0
New Zealand dollars	89.5	—	—	—	89.5	—	179.0
Total	4 531.8	4 347.2	2 112.6	2 284.1	3 062.7	2 959.6	19 298.0

(1)	The equivalent in EUR is computed using the exchange rate at December 31, 2013.

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